Exhibit 99.1

iSpecimen will serve as a Preferred Provider of Cancer Biospecimens

Woburn, MA, Dec. 20, 2024 (GLOBE NEWSWIRE) -- iSpecimen Inc. (Nasdaq: ISPC), a leading online marketplace for human biospecimens, today announced its strategic initiatives for 2025, expanding services to procure high demand cancer biospecimens, enhancing its ability to support groundbreaking cancer research worldwide.

The demand for cancer tissue continues to grow as cancer remains a significant area of focus in medical research and investment. Market reports indicate that cancer accounts for a substantial growing percentage of biospecimen sales, highlighting the critical need for reliable access to high-quality specimens. iSpecimen is poised to address this need through expanded partnerships with access to genomic sequencing, and a data-driven approach.

To meet the growing demand, iSpecimen plans to pursue new partnerships with U.S.-based cancer centers. These collaborations will increase access to domestic cancer blood products, enabling researchers to obtain the specimens they need more efficiently. This initiative aligns with the company’s broader strategic focus under the leadership of its new CEO, with a targeted launch in 2025.

In addition, iSpecimen aims to establish a referral program with an international genomic sequencing partner. Under this collaboration, iSpecimen will serve as a preferred provider of cancer biospecimens, while referring genomic sequencing requests to the partner organization. This partnership underscores iSpecimen’s commitment to providing integrated solutions for its customers’ cancer research needs.

For prospective collections, iSpecimen’s data-driven approach to documenting its suppliers capabilities and pricing offers customers rapid and competitive quotes. The company will also expand its portfolio with new remnant biofluid cancer offerings, sourced from recently partnered sites capable of providing cost-effective samples with diagnostic codes for target discovery and validation.

Robert Lim
CEO
Contact: Investor Relations
info@ispecimen.com

About iSpecimen

iSpecimen Inc. (Nasdaq: ISPC) offers an innovative marketplace platform that connects life science researchers with healthcare providers to access high-quality biospecimens. Through its proprietary technology and extensive network, iSpecimen streamlines the procurement process, accelerating medical discoveries and advancing global healthcare. For more information, visit www.ispecimen.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding the company’s strategic plans and market opportunities. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied. For a discussion of these risks, please refer to iSpecimen’s filings with the Securities and Exchange Commission.